Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

WideOpenWest, Inc.

Englewood, Colorado

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2017, relating to the combined consolidated financial statements of WideOpenWest, Inc. appearing in the Company’s Registration Statement on Form S-1.

/s/ BDO USA, LLP
Atlanta, Georgia
May 31, 2017